Amendment No. 1
To Amended and Restated Bylaws of Covenant Transportation Group, Inc.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS OF COVENANT TRANSPORTATION GROUP, INC., a Nevada corporation (the “Company”) amends the Amended and Restated Bylaws of the Company (the “Bylaws”).  Effective December 6, 2007, the following Article VII of the Company’s Bylaws is deleted in its entirety and replaced with the following:

“ARTICLE VII
STOCK

1.           Certificates for Stock; Uncertificated Shares.  The shares of the stock of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock may be in the form of uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or to the transfer agent or registrar, as the case may be).  Where any shares of the capital stock of the Corporation are represented by certificates, each certificate shall be signed by or in the name of the Corporation by the Chairman of the Board, the President, or a Vice President and by the Treasurer, Secretary or an Assistant Treasurer or Assistant Secretary.  The signatures of such officers upon such certificate may be facsimiles if the certificate is manually signed by a transfer agent or registered by a registrar, other than the Corporation itself or one of its employees.  If any officer who has signed or whose facsimile signature has been placed upon a certificate has ceased for any reason to be such officer prior to issuance of the certificate, the certificate may be issued with the same effect as if that person were such officer at the date of issue.  All certificates for stock of the Corporation shall be consecutively numbered, shall state the number of shares represented thereby and shall otherwise be in such form as shall be determined by the Board of Directors, subject to such requirements as are imposed by the Nevada General Corporation Law.  The names and addresses of the persons to whom the shares represented by certificates are issued shall be entered on the stock transfer books of the Corporation, together with the number of shares and the date of issue, and in the case of cancellation, the date of cancellation.  Certificates surrendered to the Corporation for transfer shall be cancelled, and no new certificate or uncertificated share shall be issued in exchange for such shares until the original certificate has been cancelled; except that in the case of a lost, stolen, destroyed or mutilated certificate, a new certificate or uncertificated share may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.

2.           Transfer of Stock.  Transfers of shares of stock of the Corporation shall be made only on the stock transfer books of the Corporation by the holder of record thereof or by his or her legal representative or attorney in fact, who shall furnish proper evidence of authority to transfer to the Secretary, or a transfer clerk or a transfer agent, upon payment of all taxes thereon, and, in the case of certificated shares of stock, upon surrender of the certificate or certificates for such shares properly endorsed; or, in the case of uncertificated shares, upon compliance with appropriate procedures for transferring shares in uncertificated form.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation.

3.           Regulations.  The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for stock of the Corporation and shares of stock in uncertificated form.  The Board of Directors may appoint, or authorize any officer or officers or any committee to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

4.           Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of the fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

5.           Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.”